UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      September 9, 2005

CITIZENS COMMUNITY BANCORP

(Exact name of Registrant as specified in its Charter)

United States	000-50585	20-0663325
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

2174 EastRidge Center, Eau Claire, Wisconsin	54701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (715) 836-9994

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.  Entry Into a Material Definitive Agreement

         On September 9, 2005, Citizens Community Federal (the "Bank"), the wholly owned subsidiary of Citizens Community Bancorp (the "Company") entered into a data processing services agreement with Fiserv Solutions, Inc. ("Fiserv") for a period of five years, subject to automatic extensions of one year unless written notice of non-renewal is provided by either party at least 180 days prior to expiration (the "DP Agreement"). The Bank also entered into a series of purchase agreements and software user agreements, for a corresponding period, with Information Technology Inc. ("IT") for the computer equipment and software to be operated by Fiserv on behalf of the Bank (the "IT Agreements" and, together with the DP Agreement, the "Agreements").

         The Bank's existing data processing services agreement, with an affiliate of Fiserv, expires in December 2005. The existing agreement has been in place since April 1990, and is based on a credit union system that was last upgraded in January 2001.

         Under the new Agreements, Fiserv will provide data processing services and resources, and IT will provide a license to use its database processing software products and licenses for other IT software (the "IT Software") and third party interfaces to and from the IT Software, to the Bank pursuant to the Agreements. The services provided by Fiserv to the Bank generally include, but are not limited to, the general management of the Bank's data processing, installation and enhancement of IT Software, operation of IT Software and software developed by third parties, programming, furnishing, maintaining and operating computer equipment, providing information in various media forms, and the implementation through IT of Automated Teller Machine/Electronic Funds Transfer Processing, Electronic Bill Payment, and eDelivery Services (collectively, the "Services").

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SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS COMMUNITY BANCORP

Date: September 14, 2005	By: /s/ John D. Zettler John D. Zettler Chief Financial Officer

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